Exhibit 10.1

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (this “Agreement”) is entered into as of May 21, 2026 (the “Effective Date”), by and between Celularity Inc., a Delaware corporation (the “Company”), and Helena Global Investment Opportunities 1 Ltd, a Cayman Islands exempted company (the “Holder”). The Company and the Holder are each a “Party” and collectively the “Parties.”

RECITALS

WHEREAS, the Company and the Holder are parties to (i) that certain Securities Purchase Agreement, dated as of October 24, 2025 (as amended, the “Purchase Agreement”); (ii) that certain Exchange Promissory Note issued by the Company to the Holder (the “Note”); (iii) that certain Security Agreement, dated as of October 24, 2025 (as amended and as further amended concurrently herewith, the “Security Agreement”); (iv) that certain Registration Rights Agreement, dated as of October 24, 2025 (the “Registration Rights Agreement”); (v) the Common Stock Purchase Warrant dated October 24, 2025; and (vi) the Common Stock Purchase Warrant dated December 16, 2025 (together with the foregoing, and each related instrument, the “Existing Transaction Documents”);

WHEREAS, certain Triggering Events, Events of Default, breaches, and claims for liquidated damages, accrued and unpaid dividends, default interest, redemption amounts, prepayment amounts, and other remedies have arisen or are alleged by the Holder to have arisen under one or more of the Existing Transaction Documents (collectively, the “Existing Claims”);

WHEREAS, a wholly-owned subsidiary of the Company has previously issued, or is concurrently herewith issuing, a promissory note to the Company (or a subsidiary thereof) in the principal amount of $2,500,000 in connection with the sale by the Company of certain of its biomaterials assets to NEXGEL, Inc., a Delaware corporation (“NEXGEL”) (such promissory note, as amended, restated, supplemented or otherwise modified from time to time, the “NEXGEL Note”);

WHEREAS, the Parties desire to compromise, resolve, and settle the Existing Claims, and to restructure certain of the Existing Transaction Documents, on the terms and subject to the conditions set forth in this Agreement, the Security Agreement Amendment, and the other Settlement Documents (each as defined below); and

WHEREAS, this Agreement, together with the other Settlement Documents, constitutes the integrated economic bargain between the Parties, and none of the Settlement Documents would have been executed by either Party without the execution and delivery of each of the other Settlement Documents on the terms set forth herein and therein.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I DEFINITIONS

1.1 Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Existing Transaction Documents. In addition, the following terms shall have the respective meanings set forth below:

“Closing” means the consummation of the transactions contemplated by this Agreement in accordance with Article III hereof.

“Conditional Release” has the meaning ascribed to such term in Section 6.1.

“Final Installment Payment Date” means the date on which the fifth (and final) Installment Payment is due as set forth in Section 2.2.

“Installment Payments” means the five (5) consecutive monthly cash payments in the amount of $100,000 each, payable by the Company to the Holder in accordance with Section 2.2, in an aggregate amount of $500,000.

“NEXGEL Note Assignment” means that certain Assignment and Assumption Agreement with respect to the NEXGEL Note, dated as of the Effective Date, executed by the Company in favor of the Holder, in form and substance attached hereto as Exhibit A.

“Release and Termination Acknowledgment” means that certain Release and Termination Acknowledgment, to be executed and delivered by the Holder in favor of the Company upon satisfaction of all Release Conditions in accordance with Section 6.6, in form and substance attached hereto as Exhibit C.

“Release Conditions” has the meaning ascribed to such term in Section 6.1 and means, collectively, (i) the Cash Payment, (ii) the Installment Payments (paid in full when due), and (iii) the NEXGEL Note Assignment Deliverables.

“Security Agreement Amendment” means that certain Amendment No. 1 to Security Agreement, dated as of the Effective Date, by and between the Company and the Holder, in form and substance attached hereto as Exhibit B.

“Settlement Documents” means, collectively, this Agreement, the Security Agreement Amendment, the NEXGEL Note Assignment, the Release and Termination Acknowledgment, and each other instrument, agreement, certificate, or document executed or delivered in connection with any of the foregoing.

ARTICLE II CONSIDERATION AND DELIVERABLES

2.1 Cash Payment. At the Closing, the Company shall pay to the Holder, in immediately available funds, by wire transfer to an account designated in writing by the Holder, the sum of $500,000 (the “Cash Payment”).

2.2 Installment Payments. In addition to the Cash Payment, the Company shall pay to the Holder, in immediately available funds by wire transfer to an account designated in writing by the Holder, five (5) consecutive monthly installments of $100,000 each (each, an “Installment Payment”, and collectively, the “Installment Payments”), aggregating to $500,000. The first Installment Payment shall be due and payable on the date that is one (1) calendar month after the Effective Date, and each succeeding Installment Payment shall be due and payable on the same day of each succeeding calendar month thereafter (or, if any such day is not a Business Day, on the immediately preceding Business Day), until all five (5) Installment Payments have been paid in full. Time is of the essence with respect to the payment of each Installment Payment. The Installment Payments shall be made without setoff, counterclaim, deduction, or withholding of any kind. Any failure to pay any Installment Payment in full on its due date shall constitute an immediate Event of Default under the Security Agreement (as amended by the Security Agreement Amendment) without notice or cure period, and shall, in addition to all other remedies available to the Holder, cause the Conditional Release to fail in accordance with Section 6.2.

2.3 NEXGEL Note Assignment. At the Closing, the Company shall (a) execute and deliver to the Holder the NEXGEL Note Assignment, (b) physically deliver the original NEXGEL Note (together with an allonge or endorsement) duly assigned and endorsed in favor of the Holder, (c) deliver a written notice of assignment to NEXGEL instructing NEXGEL to make all future payments under the NEXGEL Note directly to the Holder, and (d) deliver such further instruments of assignment and transfer as the Holder may reasonably request to vest in the Holder all right, title, and interest in and to the NEXGEL Note as sole payee thereof (collectively, the “NEXGEL Note Assignment Deliverables”). The assignment of the NEXGEL Note shall be absolute and unconditional and shall not be subject to revocation, rescission, or reversion under any circumstances, including any subsequent failure of the Conditional Release under Article VI hereof.

2.4 Security Agreement Amendment. At the Closing, the Parties shall execute and deliver the Security Agreement Amendment, pursuant to which, among other things, (a) the obligations of the Company under this Agreement and the other Settlement Documents shall be confirmed as Obligations under, and secured by, the Security Agreement, and (b) the Parties shall confirm that the Security Agreement and the security interest in the Collateral granted thereunder shall remain in full force and effect, without modification, impairment, or release, and shall continue uninterrupted to secure all Obligations (including, without limitation, the Cash Payment, the Installment Payments, and all other obligations of the Company under the Settlement Documents).

2.5 Continuation of Security Interest Pending Performance; Release on Performance. The Parties acknowledge and agree that the Security Agreement, as amended by the Security Agreement Amendment, shall remain in full force and effect from and after the Effective Date and shall continue uninterrupted to secure all Obligations of the Company to the Holder, including all Cash Payment and Installment Payment obligations and all other obligations under the Settlement Documents, in each case until the satisfaction of all Release Conditions and the indefeasible payment and performance in full of all Obligations under the Settlement Documents (the time at which all such Release Conditions are satisfied and all such Obligations are indefeasibly paid and performed in full, the “Termination Time”). Upon the Termination Time, the Holder shall execute and deliver the Release and Termination Acknowledgment in accordance with Section 6.6 and shall release the Collateral as provided therein. Until the Termination Time, nothing in this Agreement or any other Settlement Document shall constitute, or be construed as, a release, termination, novation, or impairment of the Security Agreement or the Holder’s security interest in the Collateral.

2.6 Integrated Economic Bargain. The Parties acknowledge and agree that the deliverables and obligations described in Sections 2.1 through 2.5, together with the Conditional Release and the other covenants and agreements of the Parties set forth in the Settlement Documents, constitute a single, integrated economic bargain, and that no portion of such bargain has been severable for purposes of negotiation. The value, consideration, and mutual obligations described herein and in the other Settlement Documents have been allocated by the Parties with reference to the totality of such bargain, and neither Party has been willing to enter into any particular Settlement Document without the execution and delivery of each of the other Settlement Documents on the terms set forth therein.

ARTICLE III CLOSING

3.1 Closing Date. The Closing shall take place remotely by electronic exchange of counterpart signature pages on the Effective Date, or at such other time or place as the Parties may agree in writing.

3.2 Company Deliverables at Closing. At the Closing, the Company shall deliver, or cause to be delivered, to the Holder: (a) the Cash Payment; (b) the NEXGEL Note Assignment Deliverables; (c) an executed counterpart of each of the Settlement Documents to which the Company is a party, duly executed by the Company; (d) a certificate of the Secretary of the Company attaching and certifying as to the accuracy and completeness of (i) the Company’s certificate of incorporation and bylaws, (ii) resolutions of the Board of Directors of the Company authorizing the execution, delivery, and performance of this Agreement and each of the other Settlement Documents and the transactions contemplated hereby and thereby, and (iii) incumbency and specimen signatures of the officers of the Company executing the Settlement Documents; (e) a legal opinion of counsel to the Company, in form and substance reasonably satisfactory to the Holder, addressing customary matters (including, without limitation, due authorization and enforceability of the Settlement Documents and the assignment of the NEXGEL Note free and clear of liens); and (f) such other documents, instruments, or certificates as the Holder may reasonably request.

3.3 Holder Deliverables at Closing. At the Closing, the Holder shall deliver, or cause to be delivered, to the Company an executed counterpart of each of the Settlement Documents to which the Holder is a party, duly executed by the Holder, and such other documents, instruments, or certificates as the Company may reasonably request.

3.4 Post-Closing Deliverables; Installment Payment Schedule. Following the Closing, the Company shall pay the Installment Payments in accordance with Section 2.2. For the avoidance of doubt, each Installment Payment shall be paid in full, in immediately available funds, on or before its applicable due date, without notice or demand and without setoff, counterclaim, deduction, or withholding of any kind.

ARTICLE IV REPRESENTATIONS AND WARRANTIES

4.1 Mutual Representations. Each Party represents and warrants to the other Party that, as of the Effective Date: (a) it has full corporate or other organizational power and authority to execute, deliver, and perform its obligations under this Agreement and each of the other Settlement Documents to which it is a party; (b) this Agreement and each of the other Settlement Documents has been duly authorized, executed, and delivered by such Party and constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws of general applicability and general principles of equity; and (c) the execution, delivery, and performance of this Agreement and each of the other Settlement Documents by such Party does not and will not conflict with, result in a violation of, or constitute a default under any law, regulation, order, organizational document, or material agreement applicable to such Party.

4.2 Company Representations. The Company further represents and warrants to the Holder that, as of the Effective Date: (a) the execution, delivery, and performance of the Settlement Documents have been duly authorized by the Board of Directors of the Company and do not require any approval of the stockholders of the Company; (b) the NEXGEL Note is valid, genuine, and in full force and effect, free and clear of any liens, claims, setoffs, defenses, or encumbrances of any kind (other than any that are being released or assigned in favor of the Holder hereunder); the Company has not assigned, pledged, or otherwise transferred any interest in the NEXGEL Note (other than the assignment to the Holder contemplated hereby); and the Company has no knowledge of any default, event of default, or circumstance that with notice, lapse of time, or both would constitute a default by NEXGEL under the NEXGEL Note; (c) no Triggering Event, Event of Default, or other breach or default exists under any Existing Transaction Document, other than as previously disclosed in writing to the Holder or the subject of the Existing Claims being released hereunder; (d) no injunction, order, or legal proceeding is pending or threatened that would prohibit, restrain, or materially adversely affect the consummation of the transactions contemplated by this Agreement or the other Settlement Documents; (e) the Company is solvent as of the Effective Date and, after giving effect to the Settlement Documents and the transactions contemplated hereby and thereby, shall remain solvent and reasonably expects to be able to pay its debts (including the Installment Payments) as they become due; and (f) the Company has made full and fair disclosure to the Holder of all material facts relevant to this Agreement and the transactions contemplated hereby.

4.3 Holder Representations. The Holder further represents and warrants to the Company that, as of the Effective Date: (a) the Holder is the sole record and beneficial owner of the Existing Claims being released hereunder; (b) the Holder has not assigned, pledged, or otherwise transferred any interest in such Existing Claims (other than pledges or security interests granted in the ordinary course of the Holder’s financing, margin, or custody arrangements); and (c) the Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act.

ARTICLE V COVENANTS

5.1 Performance of Installment Payments. The Company shall pay each Installment Payment in full, in immediately available funds, on or before its applicable due date in accordance with Section 2.2. Without limiting Section 2.2 or any other provision hereof, the Parties acknowledge and agree that any failure of the Company to pay any Installment Payment in full when due shall constitute an immediate Event of Default under the Security Agreement (as amended by the Security Agreement Amendment), entitle the Holder to exercise all rights and remedies available under the Settlement Documents and applicable law (including, without limitation, the rights of a secured party under Article 9 of the Uniform Commercial Code), and cause the Conditional Release to fail in accordance with Section 6.2.

5.2 Public Disclosure. The Company shall timely file a Current Report on Form 8-K disclosing the execution of this Agreement and the other Settlement Documents and attaching this Agreement and each other Settlement Document as an exhibit thereto, in each case as required by the Exchange Act and the rules and regulations of the Commission and the Trading Market, and in no event later than four (4) Business Days after the Effective Date. The Company shall not make any public statement or disclosure inconsistent with the terms of this Agreement or the other Settlement Documents.

5.3 Continued Perfection of Security Interest. The Company shall take all actions, and execute and deliver all such further instruments (including UCC-3 amendments, continuations, or similar filings), as the Holder may reasonably request to confirm, maintain, and evidence the continuing perfection, priority, and effectiveness of the Holder’s security interest in the Collateral in accordance with the Security Agreement (as amended by the Security Agreement Amendment).

5.4 No Interference. The Company shall not take any action, and shall not cause or permit any of its subsidiaries or affiliates to take any action, that would impair, delay, or frustrate the Holder’s receipt of the Release Conditions or the Holder’s exercise of any right or remedy under any Settlement Document or Existing Transaction Document. Without limiting the foregoing, the Company shall not file, authorize, or permit the filing of any UCC-3 termination statement, partial release, or similar instrument affecting the Holder’s security interest in the Collateral, except as expressly authorized in writing by the Holder.

5.5 Cooperation. The Parties shall reasonably cooperate with each other to give full effect to this Agreement and the other Settlement Documents, including, without limitation, in connection with any notices, filings, communications with NEXGEL, or other administrative matters necessary to consummate the transactions contemplated hereby and thereby.

ARTICLE VI RELEASE OF CLAIMS

6.1 Conditional Release by Holder. Effective upon, but only upon, the Holder’s actual receipt of all of the following (collectively, the “Release Conditions”), in each case in form and substance satisfactory to the Holder: (i) the Cash Payment, in immediately available funds; (ii) all five (5) Installment Payments, paid in full when due and received in immediately available funds; and (iii) all of the NEXGEL Note Assignment Deliverables, the Holder hereby releases and forever discharges the Company and its past and present officers, directors, employees, agents, and affiliates (collectively, the “Company Released Parties”) from any and all of the Existing Claims and any other claims, demands, causes of action, or liabilities of any kind or nature, whether known or unknown, liquidated or unliquidated, matured or unmatured, that the Holder has or may have had against any Company Released Party arising out of or relating to the Existing Transaction Documents prior to the Effective Date (the “Conditional Release”); provided, that the Conditional Release shall not release, discharge, or otherwise affect any of the Preserved Claims (as defined in Section 6.3 below). For the avoidance of doubt, the Conditional Release shall not become effective until the Final Installment Payment Date and the Holder’s actual receipt of the final Installment Payment in immediately available funds.

6.2 Failure of Release Conditions. If, for any reason, the Release Conditions are not satisfied in full (i.e., if any of the Cash Payment, any Installment Payment, or the NEXGEL Note Assignment Deliverables is not actually received by the Holder in form and substance satisfactory to the Holder when due), the Conditional Release shall not become effective, and all of the Existing Claims and other rights, remedies, and causes of action of the Holder under or relating to the Existing Transaction Documents shall remain outstanding and available to the Holder in full, without modification, waiver, novation, or discharge. The Holder’s entry into, and delivery of, this Agreement and the other Settlement Documents shall not constitute, or be construed as, a waiver, release, novation, or discharge of any Existing Claim unless and until all Release Conditions have been satisfied in accordance with Section 6.1. For the avoidance of doubt, the absolute and unconditional assignment of the NEXGEL Note effected by the NEXGEL Note Assignment shall not be reversed, rescinded, or otherwise affected by the failure of the Conditional Release.

6.3 Preserved Claims. Notwithstanding anything to the contrary in Section 6.1, the Conditional Release shall not release, discharge, or otherwise affect any of the following (collectively, the “Preserved Claims”): (a) any right, remedy, claim, or cause of action of the Holder arising under, or relating to, this Agreement, the Security Agreement Amendment, the NEXGEL Note Assignment, or any other Settlement Document; (b) any right, remedy, claim, or cause of action of the Holder arising under, or relating to, the Security Agreement (as amended by the Security Agreement Amendment) with respect to any Obligations that remain outstanding following the Conditional Release; (c) any right, remedy, claim, or cause of action arising out of fraud, intentional misrepresentation, or willful misconduct by the Company or any Company Released Party; (d) any right of the Holder to indemnification under Article VII or under any other Settlement Document; and (e) any right, remedy, claim, or cause of action of the Holder with respect to any obligation of NEXGEL or any other Person arising under the NEXGEL Note following its assignment to the Holder.

6.4 No Release by Company. The Company hereby acknowledges and agrees that no Existing Claim or other right, remedy, or cause of action that the Company has or may have against the Holder or any of its affiliates is being released, waived, or discharged hereunder, except as expressly set forth in a separate writing executed and delivered by the Company to the Holder.

6.5 Survival. The provisions of this Article VI shall survive the Closing and any termination of this Agreement.

6.6 Release and Termination of Security Agreement. Upon, and contemporaneously with, the Conditional Release becoming effective in accordance with Section 6.1 (and, for the avoidance of doubt, only upon the actual receipt by the Holder of all Release Conditions, including the final Installment Payment), the Holder shall promptly (and in any event within five (5) Business Days following the Termination Time) execute and deliver to the Company the Release and Termination Acknowledgment, pursuant to which (a) the Security Agreement (as amended by the Security Agreement Amendment) shall terminate and be of no further force or effect, except for those provisions that by their terms survive termination; (b) the Holder shall release the Collateral from any and all security interests, liens, pledges, and other encumbrances granted in favor of the Holder under the Security Agreement; (c) the Holder shall authorize the Company (or its designee) to prepare, file, and record (at the Company’s sole cost and expense) UCC-3 termination statements, partial releases, and any other instruments necessary to evidence and complete the termination of the Holder’s security interest and the release of the Collateral; and (d) the Holder shall, at the Company’s reasonable request and expense, execute and deliver such further instruments and take such further actions as may be reasonably necessary to evidence the termination of the Security Agreement and the release of the Holder’s security interest in the Collateral. The Holder’s obligations under this Section 6.6 are independent of, and additional to, the Conditional Release set forth in Section 6.1.

ARTICLE VII INDEMNIFICATION

7.1 Indemnification by the Company. The Company shall indemnify, defend, and hold harmless the Holder and its past and present officers, directors, employees, agents, partners, members, managers, affiliates, successors, and assigns (each, a “Holder Indemnified Party”) from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) actually incurred by any Holder Indemnified Party arising out of or relating to (a) any breach by the Company of any representation, warranty, or covenant contained in this Agreement or any other Settlement Document; (b) any failure of the Company to timely perform any obligation required to be performed under this Agreement or any other Settlement Document (including the timely payment of each Installment Payment); (c) any fraud, intentional misrepresentation, or willful misconduct by the Company or its affiliates; or (d) any third-party claim arising out of the transactions contemplated by this Agreement or any other Settlement Document, except to the extent such Loss is caused by the fraud, gross negligence, or willful misconduct of the Holder Indemnified Party.

7.2 Survival. The Company’s indemnification obligations under this Article VII shall survive the Closing and any termination of this Agreement.

ARTICLE VIII MISCELLANEOUS

8.1 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to any conflicts of laws principles thereof. Each Party irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, City of New York, for the resolution of any dispute arising out of or relating to this Agreement, and irrevocably waives any objection to the venue of any such proceeding therein. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.2 Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed signature page hereto by facsimile, “.pdf,” or other electronic transmission (including DocuSign or comparable electronic-signature platforms) shall be effective as delivery of a manually executed counterpart.

8.3 Entire Agreement. This Agreement, together with the other Settlement Documents, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, with respect thereto.

8.4 Amendment and Waiver. This Agreement may be amended, modified, supplemented, or waived only by a written instrument executed by both Parties. No failure or delay by either Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

8.5 Notices. All notices, consents, waivers, and other communications hereunder shall be given in writing and delivered in accordance with the notice provisions of the Purchase Agreement (or such other address as a Party may designate by notice to the other Party).

8.6 Severability. If any provision of this Agreement is held invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect the validity, legality, or enforceability of the remaining provisions hereof or of such provision in any other jurisdiction.

8.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. The Holder may assign its rights and obligations hereunder in connection with any permitted transfer of any Note, Warrant, Warrant Share, or other security of the Company held by the Holder; the Company may not assign any of its rights or obligations hereunder without the prior written consent of the Holder.

8.8 Further Assurances. Each Party shall execute and deliver such additional documents and instruments, and take such further actions, as may be reasonably necessary or desirable to effectuate the purposes of this Agreement and the other Settlement Documents.

8.9 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provision hereof. Section headings are for convenience only and shall not affect the interpretation of this Agreement.

8.10 Reservation of Rights. Except to the extent expressly released, waived, or modified pursuant to the Conditional Release and the other express terms of this Agreement and the other Settlement Documents, all rights, remedies, claims, demands, and causes of action of the Holder under the Existing Transaction Documents, the Settlement Documents, and applicable law are expressly reserved.

[Signature page follows]

SIGNATURE PAGE TO SETTLEMENT AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

CELULARITY, INC.

By:	/s/Robert J. Hariri
Name:	Robert J. Hariri
Title:	Chief Executive Officer

HELENA GLOBAL INVESTMENT OPPORTUNITIES 1 LTD

By:	/s/Jeremy Weech
Name:	Jermey Weech
Title:	Managing Partner

LIST OF EXHIBITS

Exhibit A — Form of NEXGEL Note Assignment

Exhibit B — Form of Amendment No. 1 to Security Agreement

Exhibit C — Form of Release and Termination Acknowledgment

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